Exhibit 99.1

 news release

Investor Contact

Doug Gathany

SVP-Treasurer &

Investor Relations

630.468.4715

Media Contacts

United States

Jennifer Lowney

Christina Stenson

Brunswick Group

212.333.3810

Europe

Jonathan Glass

Brunswick Group

44.20.7404.5959

SIRVA Reaches Restructuring Agreement with its Lenders

Files Pre-Packaged Plan of Reorganization

Secures $150 Million DIP Financing Facility, to Convert to $215 Million Senior Secured Exit Facility

Expects Normal Operations to Continue

Only U.S. Operations are Part of Filing

CHICAGO, February 5, 2008 — SIRVA, Inc. (SIRV.PK), a global relocation services provider, today announced that it reached an agreement with its lenders to restructure its senior secured debt through a voluntary, pre-packaged Chapter 11 reorganization, which will allow it to finalize the restructuring of its debt while continuing to operate its business and serve its customers.  SIRVA’s operations outside of the U.S. are not part of the Chapter 11 filing.

SIRVA said it is taking this action to free up its operations from a heavy debt service burden and to strengthen its balance sheet so that it is better positioned to weather the continuing weak U.S. housing market.  The restructuring is embodied in a plan of reorganization which received overwhelming support from the Company’s lenders.  The plan will reduce SIRVA’s outstanding bank debt by approximately $200 million and annual cash interest expense by approximately $54 million.  As a result of the plan, the outstanding capital stock of the Company will be cancelled upon consummation of the restructuring.

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“SIRVA undertook a comprehensive strategic review to evaluate all the options for restructuring our balance sheet and, after careful consideration, determined that a pre-packaged Chapter 11 filing provided the most efficient way forward for the Company,” said Robert W. Tieken, chief executive officer.  “We believe this approach is in the best interest of our employees, customers, agents and suppliers because it reduces the excessive amount of interest expense we had to pay, allowing us to dedicate more of our capital to our business operations.”

The Company emphasized the Chapter 11 filing will not impact day-to-day operations for employees, customers, agents, suppliers and general business operations in the U.S. SIRVA has sought, and expects to receive, authority to continue to operate on a normal basis during the in-court restructuring, which it expects to complete in 60 to 90 days.  These “first-day motions” would ensure that employee pay and benefits are fully protected, all current and future obligations to its customers and agents are fulfilled, and suppliers will be paid in full.  Furthermore, as part of its agreement with its lenders, SIRVA will provide a full recovery to the vast majority of its general unsecured creditors.

To supplement its liquidity position, the Company has arranged for debtor-in-possession (“DIP”) financing, with an initial commitment of $150 million, from members of its current lender group. The DIP financing will convert into a $215 million senior secured credit facility upon emergence, $130 million of which will be available for revolver borrowings and letters of credit.

“Our financing commitment provides additional reassurance to employees, customers, agents and suppliers that we can meet all of our ongoing commitments,” said Mr. Tieken.

“The ability to come to a consensual debt-for-equity agreement with our lenders demonstrates our lenders’ belief in SIRVA’s business model and their long-term faith in the Company,” continued Mr. Tieken.  “When our financial restructuring efforts are complete, we will be in a better position to serve our customers and capitalize on new opportunities within the global relocation landscape.”

The Company and its domestic subsidiaries filed their voluntary Chapter 11 petitions in U.S. Bankruptcy Court for the Southern District of New York. The main case has been assigned case number 08-10375.  Additional information about SIRVA’s restructuring is available at the Company’s website www.sirva.com or via the Company’s restructuring information line, 1-866-668-3001. For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/sirva.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to obtain court approval for, and operate subject to, the terms of the DIP financing facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, including a plan consistent with the terms set forth in the plan of reorganization; (v) risks associated with a termination of the agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with customers, agents, and suppliers; (viii) the Company’s ability to maintain contracts and leases that are critical to its operations; and (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations.  Other factors that could cause actual results to differ materially from these forward-looking statements include risks described under the caption “Risk Factors” and elsewhere in the Company’s 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report of Form 10-Q.  The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.

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